EXHIBIT 11

               TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                  Computation of Earnings Per Common
                      and Common Equivalent Share
                 (thousands, except per share amounts)



                                            THREE MONTHS ENDED MARCH 31,
                                     -----------------------------------------
                                          1 9 9 7                1 9 9 6
                                     -----------------       -----------------
                                                Fully                   Fully
                                     Primary   Diluted       Primary   Diluted
                                     -------   -------       -------   -------

Net earnings before stock dividend   $ 2,071   $ 2,071       $ 1,916   $ 1,916

Preferred stock dividend                   -         -          (473)     (405)
                                     -------   -------       -------   -------
Net earnings                           2,071     2,071         1,443     1,511

Assumed value of common shares
  issued to induce conversion of
  Series D Preferred stock                 -         -        (4,639)   (4,639)
                                     -------   -------       -------   -------
    Net earnings (loss) for
      computation                    $ 2,071   $ 2,071       $(3,196)  $(3,128)
                                     =======   =======       =======   =======

Average common shares
  outstanding during period           14,322    14,322        10,996    11,960

Common stock equivalents:
  Convertible preferred stock            997       997             -         -
  Stock options                           22        22             -         -
  Shares issuable in connection
    with acquired company                 20        20             -         -
                                     -------   -------       -------   -------
Shares for computation                15,361    15,361        10,996    11,960
                                     =======   =======       =======   =======
Earnings (loss) per share:

  Net earnings before consideration
    for induced conversion of
    preferred stock                      .13       .13           .13       .13

  Assumed value of conversion
    inducement                             -         -          (.42)     (.39)
                                     -------   -------       -------   -------
      Net earnings (loss) per        $   .13   $   .13       $  (.29)  $  (.26)
        common share                 =======   =======       =======   =======